EXHIBIT 99.2

Inuvo, Inc. First Quarter 2024 May 7, 2024

Operator Comments:

Good afternoon, and welcome to INUVO’s 2024 First Quarter Conference Call. Today’s conference is being recorded. Ms. Natalya Rudman of Crescendo Communications, please go ahead.

Natalya Rudman (Investor Relations) Comments:

Thank you, operator, and good morning.

I’d like to thank everyone for joining us today for the INUVO first quarter 2024 shareholder update call. Today, INUVO’s Chief Executive Officer Richard Howe and Chief Financial Officer Wally Ruiz will be your presenters on the call.

We would also like to remind our shareholders that we will file our 10-Q with the Securities and Exchange Commission this afternoon.

Before we begin, I’m going to review the Company’s Safe Harbor statement. The statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to INUVO, Inc., are, as such, a forward-looking statement.

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Inuvo, Inc. First Quarter 2024 May 7, 2024

Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by INUVO at this time. In addition, other risks are more fully described in INUVO's public filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov.

The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events, or circumstances after the date hereof that bear upon forward-looking statements.

In addition, today's discussion will include references to non-GAAP measures. The Company believes that such information provides an additional measurement and consistent historical comparison of its performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is available in today's news release on our website.

With that, I’ll now turn the call over to CEO Richard Howe.

Richard Howe (CEO) Comments:

Thank you, Natalya and thanks everyone for joining us today.

We are pleased to report that for the quarter ended March 31, 2024, we delivered a strong 44% year-over-year quarterly growth with $17 million in revenue. This builds on the 32% growth rate we experienced in the second half of 2023 and provides us with continuing confidence in growth expectations for the remainder of the year.

Our financial goals as a corporation have not changed, our objective remains to grow revenues above $100 million annually, which is approximately the revenue level at which we expect to become Adjusted EBITDA and Free Cash Flow positive.

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Inuvo, Inc. First Quarter 2024 May 7, 2024

As Wally will point out in his summary of the quarter, we also saw improvements year-over-year in Adjusted EBITDA and Free Cash Flow. We aren’t yet where we want to be, but we are on the right path.

In the first quarter, the revenue split was 16% Agencies & Brands and 84% Platforms. We tend to lean into our Platform relationships in Q1, where the number of end clients is larger and because Agencies and Brands tend to still be reviewing annual budgets in Q1.

We generated $165 thousand dollars in revenue from the newer higher margin products we discussed on the year end call in the first quarter.

What I would like to do now is spend my time bringing you up to speed on our industry, our products, and our clients.

Let’s begin with our industry. In the first quarter, Google delayed again the elimination of 3rd party cookies within their Chrome browser. This is the third time Google has delayed this inevitable change.

The takeaway from this delay is how dependent the advertising industry, and by extension the internet is, on the use of these cookies. As we have mentioned on previous calls, there are virtually hundreds of companies that serve the advertising industry whose business models have been built around and depend on these cookies and the consumer information that these cookies provide access to.

These are the very companies lobbying to delay this Chrome related change and in many ways a signal of just how far ahead Inuvo is of these advertising related competitors and indirectly how serious an issue this is within the advertising industry.

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Inuvo, Inc. First Quarter 2024 May 7, 2024

Google has been working hard to satisfy these constituents, having created the Privacy Sandbox as an alternative approach to the use of 3rd party cookies within Chrome. The IAB, which is the industry organization that provides advertising standards has been testing, along with no less than 65 companies, this new approach.

The first task force report released earlier this year stated that most of the necessary advertising use-cases were either explicitly not supported or had been degraded to the point of being untenable.

Our position remains that there is no turning back from a future devoid of the technological mechanisms that have supported identifying and tracking consumers around the internet. Apple put the nail in that coffin when it introduced Intelligent Tracking Prevention into its browsers in 2017, when it blocked 3rd party cookies in 2020 and when it introduced App Tracking Transparency in 2021.

They have subsequently embedded into their browser many other features that prevent determining a consumer’s identity and as we may have stated in the past, Safari now holds 55% of the US mobile browser market share and despite the recent delay for Chrome, we observe that only 33% of the remaining 3rd party tracking cookies in circulation are useful after 1-day.

You simply can’t track people around the internet nor measure the actions they are taking when their cookie tracker is no longer stable.

Let’s shift now to products and clients.  In 2023 we made significant progress towards being able to widely distribute a self-service version of our artificial intelligence. This was a natural evolution of our managed services business model, where we typically use existing campaign management systems powered by our AI to deliver media services to our clients.

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Inuvo, Inc. First Quarter 2024 May 7, 2024

What we haven’t discussed previously was that as part of this exercise we also significantly re-architected the foundation of our AI. We wanted to not only provide a simpler way to deploy the audience selection and targeting capability but also an easier way to access the rapidly expanding knowledge and insights our AI possess.

While the work for this is ongoing, we ultimately have a vision that would allow 3rd parties to use an API into our AI, from which they themselves could build applications.

While it remains very early in our efforts, we have reason to believe because of our own internal usage, that the knowledge our AI possess could for example be predictive of all sorts of future events or even things like product sales. This new foundation for our AI could open new use cases for the insights generated by our proprietary AI.

Our three largest client categories remain auto, retail and technology. The retail client we referenced signing in our year-end call is scaling and we have several similarly larger prospects in our pipeline.

Within the quarter we are seeing an acceleration in request for proposal demand. Our performance for existing clients remains strong and we signed 3 new brands in the quarter. We continue to hire new salespeople. We’ve also had an expansion in the clients we serve within the non-profit sector.

Industry conferences remain a great place to generate leads and we’ve already attended 7 of those so far this year. Concurrently, we continue to gain more brand recognition, and in the quarter we had roughly 25 Inuvo media mentions.

We recently made a significant update to our portal, which as you know is a scaled down version of our AI for public consumption. This portal also serves as a source of leads for Inuvo.

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Inuvo, Inc. First Quarter 2024 May 7, 2024

The ability for our AI to generate audiences instantly means we can message prospects on LinkedIn and immediately send them a model representative of the audience associated with their product, service, or brand.

This kind of instantaneous audience generation has never been possible before. We’ve seen a growth in both our LinkedIn followers and in the consumption of our LinkedIn newsletter.

This new version of the portal and our client facing AI can now better and more timely associate transient trends within audiences in a manner that has never been possible before.

Today for example, we posted on LinkedIn how the Inuvo AI was able to predict both the sentiment and audience changes associated with the bourbon Brand Woodford Reserve, recognizing that they were a premier sponsor for the once yearly Kentucky Derby.

In that post, we showed the influence of the derby on Woodford’s Brand according to our AI. You can access that post at the Inuvo company page on LinkedIn. The ability to understand and generate the influence of events on Brands in real-time has never been possible before with this level of accuracy.

At this time, I would now like to turn the call over to Wally for a more detailed assessment of our financial performance within the quarter and the year.

Ruiz (CFO) Comments:

Thank you, Rich, and good afternoon, everyone. I will recap the financial results for our first quarter of 2024.

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Inuvo, Inc. First Quarter 2024 May 7, 2024

As Rich mentioned, Inuvo reported revenue of $17.0 million for the first quarter 2024, compared to $11.8 million for the same period in the prior year; a 43.7% increase year-over-year.

The higher revenue this quarter compared to the prior year was due to accelerating growth with our largest Platform client and to a new Platform client we signed on at the end of last year. This accelerating growth with our largest Platform client is a result of the strategic initiative brought to market in 2023.

Strategically, we continue to focus on scaling revenue from Platform clients and signing new mid-size agencies as well as Brands directly. 84% of the first quarter 2024 revenue was from Platform clients and 16% from Agency and Brands compared to 66% from Platform clients and 34% from Agencies and Brands in the first quarter of 2023. For the full year 2023 approximately 80% was from Platform clients and 20% from Agencies and Brands.

Cost of revenue was $2.1 million in the first quarter of 2024, compared to $3.2 million for the same period last year. The decrease in the cost of revenue for the three months ended March 31, 2024, as compared to last year, was due to revenue mix where revenue from Platform clients were a greater percent of the overall net revenue in the current quarter. Cost of revenue is primarily composed of payments to advertising exchanges that provide access to digital inventory where we serve advertisements. To a lesser extent, cost of revenue includes payments to website publishers and app developers that host advertisements.

Gross profit improved in the first quarter of 2024.We reported a gross profit of $14.9 million, compared to $8.7 million for the same quarter last year, a 72% increase. The gross profit margin for the first quarter of 2024 increased to 87.7% compared to 73.1% for the same period last year.

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Inuvo, Inc. First Quarter 2024 May 7, 2024

The higher gross margin in the current year as compared to the prior year is due to the change in revenue mix where a greater percentage of the revenue this year was from Platforms, which has a higher gross margin.

Operating expenses for the first quarter of 2024 totaled $17.0 million, compared to $12.1 million for the same period last year. The increase was due to higher marketing costs.

Marketing costs were $13.1 million in the first quarter of 2024 compared to $7.1 million in the same quarter last year. Marketing costs increased primarily because of media expenses associated with higher revenue from Platform clients.

Compensation expense for the first quarter of 2024 was $3.2 million compared to $3.4 million in the same quarter of the prior year. Compensation expense was lower for the first quarter of 2024 compared to the same period in 2023 due primarily to lower commission expense and lower incentive accrual expense, partially offset by a higher payroll. Our total employment, both full- and part-time, was 93 for the first quarter 2024 compared to 85 in the same quarter of the prior year.

General and administrative expense for the first quarter of 2024 was $688 thousand compared to $1.6 million in the prior year. General and administrative costs were lower in the 2024 quarter compared to the same quarter last year primarily due to an adjustment to expected losses from accounts receivable for a balance due from a former client that now pays consistently and has significantly reduced its outstanding amount owed.

Net financing expense was approximately $20 thousand in the first quarter of 2024 compared to an expense of approximately $19 thousand in the same quarter last year.

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Inuvo, Inc. First Quarter 2024 May 7, 2024

There was no other income or expense in the first quarter of 2024 compared to approximately $14 thousand of other income last year. The income last year was due to an unrealized gain on trading securities.

Net loss improved in the first quarter of 2024 where it was $2.1 million, or 0.02¢ per basic and diluted share, compared to a net loss of $3.4 million, or 0.03¢ per basic and diluted share, for the same period last year.

Adjusted EBITDA loss also improved in the first quarter of 2024 where it was $1.0 million, compared to a loss of $2.3 million for the same period last year.

On March 31, 2024, we had cash and cash equivalents of $2.4 million. In addition, we maintain a $5 million working capital line of credit which had no outstanding balance. Our capital structure is composed of 139 million common shares outstanding, 8.4 million employee restricted stock units outstanding and 108 thousand out-of-the-money warrants.

The company cut its cash burn by 50% in the first quarter compared to the first quarter last year, and by 27% compared to the fourth quarter of last year. We expect to continue to see improvement throughout 2024.

Now, I’d like to turn the call back to Rich for closing remarks.

Richard Howe (CEO) Closing Comments:

Thanks, Wally. We had a year-over-year first quarter growth of 44% which is a strong start to the 2024 year. From a development perspective, we continue to innovate in a manner that makes the bar high for our competition.  From a market perspective, we continue to increase the size of our go-to-market and marketing organizations to both increase the awareness of our solutions and our pipeline of prospects.

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Inuvo, Inc. First Quarter 2024 May 7, 2024

As we have mentioned in previous quarters, Inuvo’s financial metrics begin to change at a threshold of roughly $100 million in annual revenue. At this level, we anticipate gross margins would absorb much of our fixed costs and therefore generate positive adjusted EBITDA and cash flow.

I will now turn the call over to the operator for questions. Operator?

Richard Howe Final Comments:

I would like to thank everyone who joined us on today’s call. We appreciate your continued interest in our company.

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